EXHIBIT 99.1

TRANSCRIPT OF ROXIO, INC. Q2 FY 2005 EARNINGS CONFERENCE CALL
November 3, 2004

PORTIONS OF THIS TRANSCRIPT THAT ARE NOT RELATED TO THE PROPOSED SALE OF THE CONSUMER SOFTWARE DIVISION TO SONIC SOLUTIONS ARE OMITTED.

Alex Wellins - The Blueshirt Group - IR Contact

 Good afternoon and thanks for joining us today on Roxio's second-quarter conference call. This call is also being broadcast live over the Web and can be accessed on Roxio's Investor Relations Web site at investor.Roxio.com. With me on today's call are Chris Gorog, Roxio's Chairman and CEO, Nand Gangwani, the Company's CFO.

We'd like to remind you that, during the course of this conference call, Roxio's management will make forward-looking statements, including predictions and estimates. These statements, including any statements regarding the proposed sale of the Roxio Software assets, expectations for future cash balances, revenue, expenses and income, our relationships with universities and strategic partners as well as the growth of online music and portable subscriptions, involve a number of risks and uncertainties. Actual results may differ materially from any future performance suggested in the Company's forward-looking statements. We refer you to the Company's Form 10-Q for the quarter ended June 30, 2004 on file with the SEC for important risk factors that could cause actual results to differ materially from those contained in any forward-looking statement. We expressly disclaim any obligation to update this forward-looking information.

Also, Roxio investors and security holders are advised to read the Proxy statement provided in connection with the 2004 annual meeting of stockholders, when it becomes available, and other relevant documents filed with the SEC, because they will contain important information on the proposed sale of Roxio's Software Division. You will be able to obtain documents filed with the SEC free of charge at the SEC's Web site at SEC.gov. In addition, you may also obtain documents filed by Roxio Inc. by requesting them in writing from the Company.

Now, I'd like to turn the call over to Roxio's Chairman and CEO, Chris Gorog. Chris?

Chris Gorog - Roxio, Inc. - Chairman and CEO

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As you know, we are in the process of selling the Roxio Software Division, and the transaction is moving along well. We have received Hart-Scott-Rodino clearance and the SEC is now reviewing the Proxy materials. We believe that we are on track for a shareholder vote now around the end of calendar 2004. As such, we plan to report software revenues as discontinued operations in the December quarter and will focus, therefore, our discussion today on Napster, including our outlook.

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Nand Gangwani - Roxio, Inc. - CFO
As usual, before I get started, I'd like to reiterate that my presentation contains forward-looking statements regarding, among other things, revenue, gross margins, cash balances, expenses and net income. These statements are subject to risks and uncertainties and actual results may differ. For a discussion of these matters, please refer to the risk factors contained on Forms 10k and 10-Q on file with the SEC. We expressly disclaim any obligation to update this forward-looking information.

Given the upcoming sale of the Roxio Consumer Software Division to Sonic, as Chris mentioned, we will focus our discussion on the Napster recording segment, which will be our ongoing operation once the divestiture is complete. We will discuss the Consumer Software Division separately, as it will be reported again in the future as discontinued operations.

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Net revenues from the Software Division for the second quarter were also ahead of our guidance and totaled 18.1 million. Gross margin was 72 percent, as compared to 76 percent in the prior quarter and 71 percent in the same period last year.

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Now, moving to the balance sheet, our cash and short-term investments at quarter end were higher than expected at approximately 61.2 million, as compared to 62.7 million in the preceding quarter. This implies a cash burn this quarter of only 1.5 million for the combined operations, which is significantly better than expectations. This does not include 735,000 of restricted cash. After the completion of the Software transaction, Sonic will assume all the software-related facilities leases. This 735,000 in restricted cash will become available to us, bringing the cash balance up to 61.9 million.

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As noted in our press release, we have today announced that we will file an amended 10-K in November to correct the Software financials for the valuation of a warrant issued in fiscal '02 and the purchase accounting related to the acquisition of MGI Software. In the amended Form 10-K, fiscal '03 net losses for the Software Division will increase by $1.7 million and fiscal '02 net income for the Software Division will decrease by $123,000. These changes will have no impact on cash flow or net losses for the six-month period ended September 30, 2004 or fiscal '04.

I will now turn back to our outlook for the third quarter, which is for ongoing Napster operations only, since we expect the Software transaction to close in December. Revenues from Napster in Q3 are expected to be approximately $11 million, reflecting continued strong double-digit growth. Hardware revenues in Q3 will continue to be relatively small. Looking at aggregate gross margins for Napster from our download and subscriber business, we now plan to exceed our 20 percent fiscal year-end target in third quarter based on continuing subscriber growth.

We expect sales and marketing expense for Napster to increase slightly in Q3 to approximately $10.5 million, reflecting utilization of approximately 3 million in prepaid strategic marketing expenses and increased spending on television and online marketing campaigns concurrent with the holiday season.

Given these dynamics, the operating expense for the Napster Division for Q3 should be approximately $18 million. We are projecting net loss for the Napster Division of approximately $16 million. The GAAP net loss for the Napster Division for Q3 is expected to be in the range of 47 cents per share to 50 cents per share. If the Software transaction closes in December, we will be presenting the Napster financials for Q3 in discontinued operations format, which will mean that we will have to include the Software Division's corporate G&A in the Napster P&L, which will result in an increase to the GAAP loss by approximately 10 cents per share. On the other hand, the sale of the Software Division will result in a GAAP net gain of approximately 60 to 70 cents per share.

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We expect the headcount for the Napster Division to be approximately 135 after the completion of the divestiture.

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Chris Gorog - Roxio, Inc. - Chairman and CEO

After the close of our proposed sale of Roxio Software Division, we will have a cash position of over $100 million and a company 100 percent focused on winning in digital music.

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